FOR IMMEDIATE RELEASE

USF HOLLAND ANNOUNCES NORTHEAST EXPANSION
INTERNATIONAL BROTHERHOOD OF TEAMSTERS SUPPORTS EXPANSION

(CHICAGO – June 23, 2004) USF Holland Inc., a subsidiary of USF Corporation (NASDAQ:USFC) announced today that they are expanding the company’s operations into the Northeast. USF Holland operations will be extended from its current Midwest service area into a large portion of the service area vacated by the closure of USF Red Star. This action has the support of the International Brotherhood of Teamsters (IBT).

USF Holland plans to have eight terminals in the Northeast fully operational by early September 2004. It is anticipated that this will add an additional 500 IBT jobs by calendar year-end 2004. In addition, USF Holland, due to its significant growth in volume prior to this expansion, is adding 500 to 700 new IBT jobs at its current operations throughout the Midwest in 2004.  Steve Caddy, President of USF Holland stated, “We are excited about bringing the USF Holland brand to the Northeast market. We look forward to serving our customers in the Northeast with high quality service both on a regional and an inter-regional basis.”

Richard P. DiStasio, Chairman, President and CEO of USF Corporation stated, “We fully support USF Holland’s expansion plans into the Northeast market. After looking at a number of options as to how best re-establish USF’s national LTL service area, management felt that USF Holland’s plan to expand would be the most beneficial for our customers.”

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

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Corporate Contact:
USF Corporation
James J. Hyland 773-824-2213